Exhibit 10.1

[Executive Officers Specimen]

DIAMOND OFFSHORE DRILLING, INC.

CASH INCENTIVE AWARD AGREEMENT

This CASH INCENTIVE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the grant date set forth below (the “Grant Date”) and evidences the grant of the Awards set forth below by Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), to the individual named below (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in The Diamond Offshore Drilling, Inc. Incentive Compensation Plan (the “Plan”).

Name of Grantee:	[ ]

Grant Date:	[ ]

Amount Subject to Time-Vesting:	[$ ]

Target Amount Subject to Performance Vesting:	[$ ]

Performance Period for Performance Vesting:	Calendar years [calendar year including Grant Date and two following calendar years]

Vesting Dates for Time-Vesting Award:	[2 years after Grant Date] as to [$ ]

[3 years after Grant Date] as to [$                ]

Vesting of Performance Award:	See Section 2 below

1.    Grant of Awards. The Company hereby grants to the Grantee the performance cash incentive award (the “Performance Award”) and the time-vesting cash incentive award (the “Time-Vesting Award” and, together with the Performance Award, the “Awards”) as set forth herein, subject to the terms and conditions of this Agreement and the Plan.

2.    Vesting and Payment.

(a)    Vesting of Performance Award. The attached Schedule A specifies the performance Goals (“Performance Goals”) required to be attained during the performance period designated above (the “Performance Period”) in order for the Performance Award to become eligible to vest, provided that, in determining the amount of the Performance Award eligible to vest, the Committee shall at all times during or after the Performance Period have the right in its sole discretion to reduce or eliminate the amount of the Performance Award that would otherwise be eligible to vest as a result of the performance as measured against the Performance Goals (“Negative Discretion”). Any amount of the Performance Award that vests in accordance with this Agreement shall thereafter be payable in accordance with Section 2(b). Any amount of the Performance Award that does not become eligible to vest pursuant to this Agreement or that otherwise does not vest pursuant to this Agreement shall be immediately forfeited.

(b)    Timing and Manner of Payment after Vesting of Performance Award.

(i)    No later than two and one-half (2 1⁄2) months following the end of the Performance Period, the Committee shall determine the actual level of attainment of the Performance Goals for the Performance Period. On the basis of the Committee’s determination, the Committee will determine the amount of the Performance Award eligible to vest as calculated in accordance with the percentile matrix set forth in Schedule A, subject to the Committee’s Negative Discretion. The amount of the Performance Award determined by the Committee to vest through such process shall constitute the amount of the Performance Award in which the Grantee shall vest under this Agreement.

(ii)    The “Vesting Date” for the Performance Award shall be the date that the Committee determines the vesting of the Performance Award in accordance with this Section 2(b).

(iii)    No later than two and one-half (2 1⁄2) months following the end of the Performance Period, the Company shall pay the Grantee an amount in cash equal to the amount of the Performance Award that vests on the Vesting Date, less applicable withholding, unless such Performance Award is terminated or is forfeited prior to the Vesting Date pursuant to this Agreement or the Plan. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests with respect to any amount of the Performance Award that is paid or that terminates pursuant to this Agreement or the Plan. Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay the Performance Award unless such payment shall comply with all relevant provisions of law and the requirements of any applicable stock exchange.

(c)    Vesting of Time-Vesting Award. Any portion of the Time-Vesting Award that becomes vested in accordance with this Agreement shall thereafter be payable in accordance with Section 2(d).

(d)    Timing and Manner of Payment after Vesting of Time-Vesting Award.

(i)    The “Vesting Date” for the applicable portion of the Time-Vesting Award shall be the applicable date set forth above.

(ii)    Within thirty (30) days following each such Vesting Date of the applicable portion of the Time-Vesting Award pursuant to this Section 2(d), the Company shall pay the Grantee an amount in cash equal to the portion of the Time-Vesting Award that vests on the applicable Vesting Date, less applicable withholding, unless such portion of the Time-Vesting Award is terminated or is forfeited prior to the applicable Vesting Date pursuant to this Agreement or the Plan. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests with respect to any Time-

Vesting Award or portion thereof that is paid or that terminates pursuant to this Agreement or the Plan. Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay the Time-Vesting Award or any portion thereof unless such payment shall comply with all relevant provisions of law and the requirements of any applicable stock exchange.

(e)    Except as otherwise provided in Section 3 of this Agreement, the vesting schedules in this Agreement require continued employment or service with the Company or one of its subsidiaries through the applicable Vesting Date as a condition to the vesting of the applicable amount of the applicable Award or portion thereof and the rights and benefits under this Agreement. Except as otherwise provided in Section 3 of this Agreement, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in this Agreement or under the Plan.

3.    Termination of Awards. Notwithstanding anything to the contrary in the Plan, the Awards are subject to termination as follows:

(a)    Termination of Employment by the Company without Cause. Upon termination of the Grantee’s employment by the Company or its subsidiary without Cause on or after [2 years after Grant Date] but prior to the Vesting Date for the Performance Award, then the Performance Award shall remain outstanding as if the Grantee had remained employed with the Company or its subsidiary and the amount of the Performance Award to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting amount of the Performance Award that vests will be reduced by 50% (and the remainder of the Performance Award will be forfeited).

(b)    Termination of Employment on Account of Retirement. Upon the Grantee’s Retirement (as defined below) prior to the Vesting Date for the Performance Award, then the Performance Award shall remain outstanding as if the Grantee had remained employed with the Company or its subsidiary and the amount of the Performance Award to vest shall be determined in accordance with the process set forth in Section 2, provided that the resulting amount of the Performance Award that vests will be reduced pro rata to correspond with the portion of the period commencing on the Grant Date and ending on [last day of Performance Period] that has elapsed as of the effective date of the Grantee’s Retirement (and the remainder of the Performance Award will be forfeited).

For purposes of this Section 3(b), “Retire” or “Retirement” means the termination of employment with the Company and each of its subsidiaries or affiliates by the Grantee on or after reaching age 63; provided that the Grantee’s employment is not terminated for Cause and provided further that such termination will constitute a Retirement for these purposes only if, at least one year prior to the Grantee’s desired Retirement date, the Grantee delivers a written notice (by any means, including by email) to the VP—Human Resources or other employee within the Human Resources Department of the Company that (x) indicates the Grantee intends to Retire and (y) specifies an intended Retirement date.

(c)    Death or Disability. If the Grantee’s employment with the Company or its subsidiary terminates on account of death or Disability, the unvested portion of the Time-Vesting Award shall become fully vested as of the date of such termination of employment and shall be paid in accordance with Section 2. If the Grantee’s employment with the Company or its subsidiary terminates on account of death or Disability during or after the Performance Period, the Performance Award shall remain outstanding as if the Grantee had remained employed with the Company or its subsidiary and the amount of the Performance Award to vest shall be determined in accordance with the process set forth in Section 2.

(d)    Other Termination. Except as otherwise set forth in Section 3(a), (b) or (c) above, if the Grantee’s employment with the Company and/or its subsidiaries terminates prior to the applicable Vesting Date for any reason, the unvested amount or portion, as applicable, of the Awards shall be forfeited as of the date of such termination of employment.

4.    Awards Subject to Plan. The Awards are granted under and subject to and governed by the terms and conditions of this Agreement and the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between this Agreement and the Plan, the Plan shall control unless specifically stated otherwise in this Agreement. In the event of any ambiguity in this Agreement, any term that is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern.

5.    Restrictive Covenants.

(a)    Confidentiality. The Grantee agrees that, during the Performance Period and at all times thereafter, the Grantee shall not reveal or utilize Confidential Information (as hereinafter defined) that the Grantee acquired during the course of or as a result of the Grantee’s employment with the Company or one of its subsidiaries and that relates to (x) the Company or any of its subsidiaries or (y) any of the Company’s and its subsidiaries’ customers, employees, agents or vendors. The Grantee acknowledges that all such Confidential Information is commercially valuable and is the property of the Company. Upon the termination of the Grantee’s employment with the Company and its subsidiaries, the Grantee shall immediately return all such Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding anything elsewhere to the contrary, the Grantee (a) may disclose Confidential Information (i) to the Company and its subsidiaries and affiliates, or to any authorized agent or representative of any of them, (ii) in confidence to any attorney or accountant actually retained by the Grantee for the purpose of securing professional advice (but not the Company’s privileged information), or (iii) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other person with jurisdiction to order the Grantee to divulge, disclose or make accessible such information, and (b) may disclose or use Confidential Information (i) with the Company’s prior written consent, (ii) in connection with performing the Grantee’s employment duties for the Company and its subsidiaries or (iii) in connection with any legal proceeding involving the Company or its subsidiaries. In the event that the Grantee is required to disclose any Confidential Information pursuant to clause (a)(iii) or (b)(iii) of the immediately preceding sentence, the Grantee shall (A) promptly give the Company advance notice that such disclosure may be made and (B) not oppose, and affirmatively cooperate with, the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information. For purposes hereof, “Confidential Information” shall mean information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property and including, without limitation, information relating to data, finances, marketing, pricing, profit margins, claims, legal matters, loss control, marketing and business plans and strategies, software, processing, vendors, administrators, customers or prospective customers, products, brokers and employees), other than information, knowledge or data that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Grantee’s breach of this Section 5(a) or other obligation of confidentiality, or (y) is known or generally available to the public. For the avoidance of doubt, (1) nothing in the Plan or this Agreement is intended to or shall (A) prohibit or restrict the Grantee from communicating about or reporting any possible violation of federal, state or local law or regulation to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission, or any applicable self-regulatory organization, or making any other disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation, in each case without notice to the Company, or (B) limit the right of the Grantee to receive an award for information provided to any such governmental agency or entity or self-regulatory organization and (2) the Company hereby confirms its consent to any such disclosure that is protected under the whistleblower provisions of federal, state or local law or regulation by the Grantee, notwithstanding anything to the contrary in the Plan or this Agreement, except for information that is protected from disclosure by any applicable law or privilege.

(b)    Solicitation of Employees. The Grantee covenants and agrees that during the Grantee’s employment and for a period of two (2) years after the termination of the Grantee’s employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, individually or jointly with others, directly or indirectly:

(i)    recruit, hire, encourage, or attempt to recruit or hire, alone or by assisting others, any employees of the Company or any of its subsidiaries or former employees of the Company or any of its subsidiaries with whom the Grantee worked, had business contact, or about whom the Grantee gained non-public or Confidential Information (hereinafter, “Company’s employees or former employees”);

(ii)    contact or communicate with Company’s employees or former employees for the purpose of inducing, assisting, encouraging and/or facilitating Company’s employees or former employees to terminate their employment with the Company or any of its subsidiaries or find employment or work with another person or entity;

(iii)    provide or pass along to any person or entity the name, contact and/or background information about any of Company’s employees or former employees or provide references or any other information about them;

(iv)    provide or pass along to Company’s employees or former employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; or

(v)    offer employment or work to Company’s employees or former employees.

For purposes of this covenant, “former employees” shall refer to employees who are not employed by the Company or any of its subsidiaries at the time of the attempted recruiting or hiring, but were employed by, or working for the Company or any of its subsidiaries at any time in the six (6) months prior to the time of the attempted recruiting or hiring and/or interference.

(c)    Competition. The Grantee covenants and agrees that during the Grantee’s employment and for a period of one (1) year after the termination of the Grantee’s employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, individually or jointly with others, directly or indirectly, perform services for, prepare or take steps to prepare to perform services for, or otherwise have any involvement with (other than in connection with performing services pursuant to Grantee’s employment), in each case, whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise, any entity that competes (whether directly or indirectly) with the Company or its subsidiaries in the Business (as hereinafter defined) anywhere in the world as of the date of the Grantee’s termination of employment with the Company and its subsidiaries (any such entity, a “Competitor”); provided, however, that the Grantee may in any event own up to a 2% passive ownership interest in any public entity or through a private, non-operating investment vehicle and may become employed by or otherwise affiliated with a Competitor if the Grantee works in a business unit thereof that does not compete with the Company or any subsidiary in connection with the Business and the Grantee does not communicate about the Business with any employee in a business unit of such Competitor that does so compete with the Company or any of its subsidiaries. For purposes hereof, the term “Business” shall mean the offshore oil and gas drilling business. Upon the written request of the Grantee, the Company’s President will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 5(c); provided that the President may require the Grantee to provide such information as the Company reasonably determines to be necessary to make such determination; and provided, further that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Company may reasonably determine.

(d)    Equitable Relief. The Grantee agrees that any actual or threatened breach of covenants set forth in this Section 5 could cause the Company irreparable harm. Therefore, in the event of any actual or threatened breach by the Grantee, the Company shall be entitled to seek and obtain, through any court with jurisdiction over the matter and the Grantee, temporary, preliminary and/or permanent equitable/injunctive relief restraining the Grantee from violating such provisions and to seek, in addition, money damages, together with any and all other remedies available under applicable law.

(e)    Forfeiture for Breach. Notwithstanding any other provision hereof, if the Grantee breaches or otherwise fails to comply with any of the obligations contained in this Section 5, as applicable, in addition to all rights the Company and its subsidiaries have under this Agreement and any other agreement, at law or in equity, any and all amounts and portions, as applicable, of the Awards that have not become vested and been paid before such breach or failure to comply shall expire at that time, may not become vested or be paid after such time and will be forfeited at such time without any payment therefor.

6.    Section 409A Compliance. It is the intention of the Company and the Grantee that all payments, benefits and entitlements received by the Grantee under this Agreement be provided in a manner that does not impose any additional taxes, interest or penalties on the Grantee with respect to such payments, benefits and entitlements under Section 409A of the Code, and its implementing regulations (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. Each of the Company and the Grantee has used, and will continue to use, their best reasonable efforts to avoid the imposition of such additional taxes, interest or penalties, and the Company and the Grantee agree to work together in good faith to amend this Agreement, and to structure any payment, benefit or other entitlement received by the Grantee hereunder, in a manner that avoids imposition of such additional taxes, interest or penalties while preserving the affected payment, benefit or entitlement to the maximum extent practicable and maintaining the basic financial provisions of this Agreement without violating any applicable requirement of Section 409A.

7.    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

8.    Imposition of Other Requirements. If the Grantee relocates to another country after the Grant Date, even if at the Company’s request, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, including with regard to the Awards or any portion thereof, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

9.    Binding on Successors. The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

10.    Transferability. The Awards shall not be treated as property or as a trust fund of any kind. The Awards are not transferable except as permitted by the Plan.

11.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof.

12.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Grantee:

The address of his or her principal residence as it appears in the Company’s records, with a copy to him or her at his or her office in Houston, Texas.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094-1800

Attention: Corporate Secretary

Facsimile: (281) 647-2223

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 12. Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.

13.    Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by the Company and the Grantee. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the other party of a provision of this Agreement.

14.    Authority of the Administrator. The Plan is administered by the Committee, which shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

15.    Data Privacy. The Grantee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 15. The Company, its related entities, and the Grantee’s employer hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of common stock held in the Company and details of the Awards and any other awards under the Plan, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Grantee acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan.

16.    Acceptance. Acceptance of this Agreement by the Grantee acknowledges receipt of a copy of the Plan and this Agreement, and acknowledges that the Grantee has read and understands the terms and provisions hereof and accepts the Awards subject to all the terms and conditions of the Plan and this Agreement. The Company may, in its sole discretion, deliver any documents related to the Awards by electronic means. The Grantee hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company. By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of the Awards through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Grant Date.

17.    No Rights to Continuation of Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company to terminate the Grantee’s employment at any time for any reason.

18.    Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section.

[Signature Page Follows]

IN WITNESS WHEREOF, effective as of the Grant Date, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

Grantee

Schedule A

Vesting of Performance Award

The Performance Award pursuant to this Agreement shall become eligible to vest dependent upon level of achievement of the following three equally-weighted Performance Goals for the Performance Period, subject to the Negative Discretion of the Committee:

Performance Goal #1

The average, for the three calendar years included in the Performance Period, of the quotient obtained (with respect to each such calendar year) from the following formula (expressed as a percentage) shall equal [        ]% (the “First Goal Target”):

Adjusted Operating Cash Flow for such year
Adjusted Net PP&E as of 31 December of such year

Where:

“Adjusted Operating Cash Flow” means, for any calendar year, for the Company and its subsidiaries on a consolidated basis, the amount of net cash provided by or used in operating activities, determined in accordance with United States generally accepted accounting principles (“GAAP”) for such year, excluding net cash interest for such year and excluding the negative financial impact in such year of any transaction entered into by the Company or any of its subsidiaries with any customer that has the effect of reducing the amount of Adjusted Operating Cash Flow during the Performance Period in exchange for a commensurate material benefit to be received by the Company or any of its subsidiaries, such as a “blend and extend” transaction; and

“Adjusted Net PP&E” means, at any date of determination, for the Company and its subsidiaries on a consolidated basis, an amount equal to the net book value of all property, plant and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery and equipment), determined in accordance with GAAP, plus an amount equal to the net book value of all property, plant and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery and equipment) classified on the Company’s consolidated balance sheet as held for sale, as determined in accordance with GAAP, in each case excluding, over the elapsed portion of the Performance Period to the date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

Unless otherwise determined by the Committee, the percentage of achievement against the First Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the First Goal Target:

Performance Level	Actual Goal Performance Avg.	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ]%	0%
Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]% or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Performance Goal #2

Average annual rig efficiency (expressed as a percentage) for the three calendar years included in the Performance Period shall equal [        ]% (the “Second Goal Target”).

Unless otherwise determined by the Committee, the percentage of achievement against the Second Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the Second Goal Target:

Performance Level	Actual Goal Performance Avg.	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ]%	0%
Threshold	[ ]%	50%
Target	[ ]%	100%
Maximum	[ ]% or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Performance Goal #3

Addition of [        ] years of cumulative contract backlog during the Performance Period (the “Third Goal Target”).

Unless otherwise determined by the Committee, the percentage of achievement against the Third Goal Target shall be determined based on the schedule in the table below, based upon a target of 100% achievement of the Third Goal Target:

Performance Level	Actual Goal Performance	Percentage Credit Towards Performance Goals
Below Threshold	Less than [ ] Years	0%
Threshold	[ ] Years	50%
Target	[ ] Years	100%
Maximum	[ ] Years or greater	150%

Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goals in the event of performance falling between the levels stated in the above table.

Notwithstanding the foregoing, during or after the Performance Period, the Committee shall have the authority to make equitable adjustments to any or all of the above three Performance Goals or the calculation of the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or any other unusual transaction, event or condition.

Unless otherwise determined by the Committee, the level of achievement against the Performance Goals shall govern the percentage of the Performance Award that is eligible to vest based on the schedule in the table below, subject to the Negative Discretion of the Committee and based upon a target of 100% of Performance Goal achievement:

Average Performance Level	Average Percentage Credit Towards Performance Goals	Percent of Target Amount of Performance Award Eligible to Vest
Below Threshold	Less than 50%	0%
Threshold	50%	67%
Target	100%	100%
Maximum	150% or greater	133%

For purposes of the table above, the Average Percentage Credit Towards Performance Goals shall equal the sum of the Percentage Credit Towards Performance Goals for the First Goal Target, the Second Goal Target and the Third Goal Target, divided by three. Linear interpolation shall be applied to determine payments in the event of performance falling between the levels stated in the above table.